               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                 _______________________________

                            FORM 8-K

                         CURRENT REPORT

             PURSUANT TO SECTION 13 or 15(d) OF THE

                 SECURITIES EXCHANGE ACT OF 1934

                  _____________________________


Date of report (Date of earliest event reported) March 29, 2000
                                                 -----------------
                           ALTEON INC.
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       (Exact Name of Registrant as Specified in Charter)


       Delaware              0-19529             13-3304550
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(State or Other Juris-     (Commission         (I.R.S. Employer

diction of Incorporation)  File Number)       Identification No.)



170 Williams Drive, Ramsey, New Jersey                      07446
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(Address of Principal Executive Offices)               (Zip Code)


Registrant's telephone number, including area code (201) 934-5000
                                                    --------------

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  (Former Name or Former Address, If Changed Since Last Report)

Item 5. Other Events.

On March 29, 2000 the Registrant issued the following press release:

"Alteon Announces Year End and Fourth Quarter Results

"RAMSEY, N.J., March 29   Alteon Inc. (OTC Bulletin Board: ALTN)
announced today total revenues of $1,435,000 and a net loss applicable to common stockholders of $13,639,000 or $0.72 per share for the twelve months ended December 31, 1999. This compares to total revenues of $1,321,000 and a net loss applicable to common stockholders of $28,553,000 or $1.57 per share for the same period in 1998. For the three months ended December 31, 1999, Alteon had total revenues of $559,000 and a net loss applicable to common stockholders of $159,000 or $0.01 per share, which compares to total revenues of $377,000 and a net loss applicable to common stockholders of $8,174,000 or $0.43 per share for the same period in 1998.

"The net loss applicable to common stockholders decreased in the twelve months ended December 31, 1999, primarily as a result of decreased research and development expenses, an income tax benefit from the sale of net operating losses of $2.59 million and decreased general and administrative expenses. Total revenues increased in the twelve months ended December 31, 1999 due to $600,000 received from an option agreement with a potential partner. These were offset by the elimination of a previously accrued loss contingency and increased preferred stock dividends. Cash, cash equivalents and short-term investments at December 31, 1999, totaled $12.4 million.

"'One of our biggest challenges in the past year was to be able to finance the initial Phase II trials of ALT-711,' said Kenneth I. Moch, President and Chief Executive Officer of Alteon. 'We have met that goal, and are fortunate to be able to move forward with this unique compound as we continue to evaluate strategic opportunities for Alteon. ALT-711 has demonstrated an ability to reverse age-related cardiac stiffness in preclinical studies, and has potential utility in a number of aging related indications. Our cash position as it is right now allows us to complete the planned Phase II trial in cardiovascular disease and finance operations into the year 2001.'

"ALTEON'S TECHNOLOGY PLATFORM - THE A.G.E. PATHWAY

"A.G.E. Technology Impacts Broad Medical Applications

"The formation of A.G.E.s in the human body occurs through the same biological process as that of the toughening and discoloration of food during the cooking process. This Maillard or 'browning' reaction is temperature sensitive, and takes place in the human body at a slow rate in some individuals and at an accelerated rate in others, particularly diabetic patients.

"The progressive formation of A.G.E.s on proteins such as collagen and elastin arises from the non-enzymatic reaction of glucose with the amino groups of these long-lived structural proteins. With time, A.G.E.s on one protein interact with adjacent proteins to form stable covalent A.G.E. crosslinks. In tissues and organs that depend on elastic properties to function, normal physiologic functions are compromised by A.G.E. formation and crosslinking, resulting in serious pathophysiologic consequences.

"The A.G.E. pathway may provide the scientific explanation for how and why many of the complications of the aging process occur with higher frequency and earlier in life in diabetic patients. These individuals form greater amounts of A.G.E.s than non-diabetics. From a pathological viewpoint, diabetes may be considered an advanced form of aging.

"Because A.G.E.s have been implicated in a broad range of pathologies, therapeutic intervention may provide relief for many medical conditions where A.G.E. crosslinking has contributed to a loss of normal function, elasticity and/or flexibility. These diseases or disorders include nephropathy, end- stage renal disease, retinopathy, neuropathy, vascular disorders such as systolic hypertension, pulmonary hypertension, as well as cardiomyopathies such as diastolic dysfunction and congestive heart failure. Early clinical experience in Phase I human studies of ALT-711 suggest that urinary elastic dysfunction (leading to urinary incontinence) is a potential therapeutic target as well. Alteon is also evaluating therapeutic opportunities in dermatological conditions, stiff joint disorders and continuous ambulatory peritoneal dialysis (CAPD).

"ABOUT ALTEON

"Alteon is a leader in the discovery and development of pharmaceuticals for the treatment of cardiovascular and renal diseases and other disorders of diabetes and aging.

"Alteon's proprietary technology focuses on Advanced Glycosylation End-products, or A.G.E.s, formed as a result of circulating blood glucose reacting with proteins. These protein/glucose complexes ultimately form crosslinks with adjacent proteins, leading to a loss of flexibility and function in body tissues, organs and cells. This A.G.E. pathway represents one of several pathological processes believed to be responsible for aging, including regulation of telomere length, DNA turnover, and build-up of senescent products, among others. A.G.E.s have been shown to be causative factors in many of the complications of diabetes and age-related diseases, including kidney disease, cardiovascular disease, nerve damage and retinopathy. Alteon's unique approach is to inhibit or break A.G.E.s and their chemical crosslinks.

"Alteon's lead A.G.E. crosslink breaker, ALT-711, has completed a series of Phase I human clinical trials and will enter Phase II trials in the near future. The company is seeking a corporate partner to help fund the continued development of its A.G.E.- formation inhibitor, pimagedine, based on the results of a Phase III trial in Type 1 diabetic patients with progressive kidney disease. Alteon is also pursuing the development of a novel series of glucose lowering agent (GLA) compounds.

"Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, those relating to technology and product development, regulatory approval processes, intellectual property rights and litigation, competitive products and other risks identified in Alteon's filings with the Securities and Exchange Commission. Actual results, events or performances may differ materially. Alteon undertakes no obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

"More information on Alteon is available at the corporate web site, http://www.alteonpharma.com."

                                   Alteon Inc.
                        Condensed Statements of Operations
                 (Dollars in Thousands Except per Share Amounts)
                                   (Unaudited)

                             Twelve Months Ended        Three Months Ended
                                 December 31,                December 31,
                              1999          1998         1999          1998
    Revenues:
    Investment income         $835        $1,321         $128          $377
    Other income               600            --          431            --
    Total revenues          $1,435        $1,321         $559          $377

    Expenses:
    Research and
     development            10,598        24,592        1,635         5,868
    Elimination of
     previously accrued
     loss contingency           --       (1,771)           --            --
    General and
     administrative          4,357         4,842          967         1,600

    Interest expense            --             4           --            --

    Total expenses         $14,955       $27,667       $2,602        $7,468

    Net loss before
     benefit for
     income taxes        $(13,520)     $(26,346)     $(2,043)      $(7,091)

    Income tax benefit       2,588            --        2,588            --

    Net loss             $(10,932)     $(26,346)         $545      $(7,091)

    Preferred stock
     dividends and
     discount amortization   2,707         2,207          704         1,083

    Net loss applicable
     to common
     stockholders        $(13,639)     $(28,553)       $(159)      $(8,174)

    Basic loss per
     share to common
     stockholders          $(0.72)       $(1.57)      $(0.01)       $(0.43)

    Diluted loss per
     share to common
     stockholders          $(0.72)       $(1.57)      $(0.01)       $(0.43)

    Weighted average
     common shares
     used in computing
     basic and diluted
     loss per share     19,054,750    18,210,902   19,189,701    18,813,444


                           Selected Balance Sheet Data
                              (Dollars in Thousands)
                                   (Unaudited)

                                December 31,             December 31,
                                    1999                     1998
    Cash and investments          $12,370                 $24,132

    Total assets                   15,021                  27,652

    Accumulated deficit         (121,496)               (107,857)

    Stockholders' equity           12,827                  23,338


                            SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              Alteon Inc.


                              By: /s/ Kenneth I. Moch
                                  -------------------------------
                                  Kenneth I. Moch
                                  President and
                                  Chief Executive Officer


Date: April 11, 2000